UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2005

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2005, IMPCO Technologies, Inc. (“IMPCO”) and Robert M. Stemmler agreed to revise certain terms of Mr. Stemmler’s consulting agreement dated December 23, 2004. Pursuant to the terms of the revised agreement, Mr. Stemmler’s duties will include those assigned to him by IMPCO’s Chief Executive Officer from March 11, 2005 through the original term of March 31, 2007. Mr. Stemmler had been Chairman of IMPCO’s Board of Directors, but, under the revised terms, has agreed to resign as a director. The parties have agreed to revise the compensation provided under the consulting agreement, and IMPCO will pay Mr. Stemmler a total of $300,000, or approximately $150,000 per year, as a consulting fee, as opposed to $360,000 per year, will still provide him with life and long-term disability insurance during the term and has agreed to permit his stock options to continue to vest during the term. As provided under the original terms, IMPCO will reimburse Mr. Stemmler and his wife for the cost of medical insurance, initially in the form of COBRA coverage and then, from August 2005 until death, in the form of supplemental Medicare J insurance, or medical insurance comparable to that provided by IMPCO if supplemental Medicare J insurance is not available for him and his spouse. Under the revised terms, the agreement cannot be terminated by IMPCO, and Mr. Stemmler’s death or disability does not terminate the agreement or relieve IMPCO of its obligation to pay the consulting fee.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Robert M. Stemmler, Chairman of IMPCO’s Board of Directors, resigned from the Board on April 6, 2005, effective at the next IMPCO Board Meeting on May 3, 2005.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
10.1	Employee Consulting Agreement between IMPCO Technologies, Inc. and Robert Stemmler, as revised, effective as of March 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: April 12, 2005	By:	/s/ Mariano Costamagna
Mariano Costamagna
Chief Executive Officer